Exhibit 10.1

THIRD AMENDMENT TO SUBLEASE AGREEMENT

THIS THIRD AMENDMENT TO SUBLEASE AGREEMENT (the “Amendment”) effective as of November 7, 2018, by and between SHIRE HUMAN GENETIC THERAPIES, INC., a Delaware corporation (the “Sublessor”), and KINIKSA PHARMACEUTICALS CORP., a Delaware corporation (the “Sublessee”).

BACKGROUND

A.                                    AMAG Pharmaceuticals, Inc., a Delaware corporation (“AMAG”), Sublessor’s predecessor in interest, and The Trustees of the 92 Hayden Avenue Trust, under Declaration of Trust dated August 18, 1983 (“Prime Lessor”), entered into a Lease dated May 22, 2008, as amended by a Consent to Assignment Agreement and Amendment to Lease among AMAG, Prime Lessor and Sublessor dated June 10, 2013 and a First Amendment to Lease (the “Prime Lease First Amendment”) dated November 24, 2015 (as amended, the “Prime Lease”), pursuant to which Prime Lessor as landlord leased to Sublessor as tenant the three (3) story building on the site known as 100 Hayden Avenue, Lexington, Massachusetts, containing approximately 55,924 square feet of rentable floor area as shown on Exhibit D of the Prime Lease (the “Leased Premises”) located on the Land as described in the Prime Lease; and

B.                                    The Prime Lease is scheduled to expire on August 31, 2021; and

C.                                    Sublessor and Sublessee entered into a Sublease Agreement dated as of March 13, 2018 (the “Original Sublease”), as amended by that certain First Amendment to Sublease dated as of June 26, 2018 (the “First Amendment”) and that certain Second Amendment to Sublease dated as of July 17, 2018 (the “Second Amendment”, and collectively with the Original Sublease and the First Amendment, the “Sublease”), pursuant to which Sublessee subleased a portion of the Leased Premises consisting of approximately 27,244 rentable square feet in the Building as further described in the Sublease (together, the “Original Subleased Premises”). Pursuant to that certain Consent to Sublease dated March 13, 2018, Prime Lessor consented to the Sublease and pursuant to that certain letter dated June 25, 2018, Prime Lessor consented to the First Amendment (together, the “Consent to Sublease”).

D.                                    Sublessor and Sublessee desire to amend the Sublease to add to the Original Subleased Premises: (i) approximately 10,496 rentable square feet located on the second floor of the Building as delineated on Exhibit A attached hereto (the “Phase 1 Expansion Space”), (ii)  approximately 10,496 rentable square feet located on the second floor of the Building as delineated on Exhibit A attached hereto (the “Phase 2 Expansion Space”), and (iii) approximately 7,688 rentable square feet located on the first floor of the Building as delineated on Exhibit A attached hereto (the “Phase 3 Expansion Space” and collectively with the Phase 1 Expansion Space and the Phase 2 Expansion Space the “Phased Expansion Space”), which upon the commencement date of the Phase 3 Expansion Space shall increase the rentable area of the Subleased Premises from to 27,244 rentable square feet to 55,924 rentable square feet, and comprise the entirety of the Leased Premises.

E.                                     Capitalized terms not defined in this Amendment shall have the meaning provided by the Sublease.

NOW, THEREFORE, for and in consideration of the covenants and agreements set forth in this Amendment, and intending to be legally bound, Sublessor and Sublessee agree as follows:

1.                                      Demise of Phased Expansion Space; Term.

1.1.                            Demise.  Sublessor hereby subleases the Phased Expansion Space to Sublessee, and Sublessee hereby subleases the Phased Expansion Space from Sublessor, and also together with all fixtures,  appurtenances and rights ancillary to the Phased Expansion Space as provided in the Prime Lease.  The Phased Expansion Space is subleased to Sublessee on the same terms as provided in the Sublease except as otherwise expressly provided herein.  From and after the date of this Amendment, Sublessee shall be entitled to use all of the parking spaces under the Prime Lease, which consist of approximately 185 parking spaces, for Sublessee’s exclusive use on the terms and conditions provided in the Prime Lease.

1.2.                            Phase 1 Expansion Space.

(a)                                 The term of the sublease of the Phase 1 Expansion Space to Sublessee shall begin (the “Phase 1 Expansion Space Commencement Date”) on January 1, 2019, and shall be coterminous with the Sublease Term.

(b)                                 Commencing on January 1, 2019 (the “Phase 1 Base Rent Commencement Date”), and not later than the first (1st) day of each month thereafter, Sublessee shall pay base rent for the Phase 1 Expansion Space in the amount of Twenty-Seven Thousand Nine Hundred Eighty-Nine and 33/100 Dollars ($27,989.33) (“Phase 1 Monthly Base Rent”) and Additional Rent.  The Monthly Base Rent for the  Original Subleased Premises and the Phase 1 Expansion Space shall be, in the aggregate One Hundred Thousand Six Hundred Forty and 00/100 Dollars ($100,640.00) per month.

(c)                                  Sublessee shall have the right to occupy the Phase 1 Expansion Space prior to the Phase 1 Expansion Space Commencement Date without being obligated to pay any Monthly Base Rent prior to the Phase 1 Base Rent Commencement Date, provided however Sublessee shall pay Additional Rent, or pro rata portion thereof as applicable, commencing on the date of the early occupancy of the Phase 1 Expansion Space.

(d)                                 From and after the date on which Sublessee shall occupy the Phase 1 Expansion Space, but subject to the provisions of Section 1.2(c) above regarding payment of Monthly Base Rent, (i) the Subleased Premises shall include the Phase 1 Expansion Space, (ii) Sublessee’s Share shall increase from 48.727% to 67.48%, (iii) Sublessee shall pay an additional Two Thousand Seven Hundred Eleven and 47/100 Dollars ($2,711.47) per month, or pro rata portion thereof as applicable (being equal monthly installments of an annualized rate of $3.10 per rentable square foot of the Phase 1 Expansion Space) for electrical services provided to the Phase 1 Expansion Space, and (iv) as used in the Sublease, the “Subleased Premises” shall mean, collectively, the Original Subleased Premises and the Phase 1 Expansion Space.

1.3.                            Phase 2 Expansion Space.

(a)                                 Sublessee shall have the right to occupy the Phase 2 Expansion Space prior to December 1, 2019.  The term of the sublease of the Phase 2 Expansion Space to Sublessee shall begin (the “Phase 2 Expansion Space Commencement Date”) on the earlier of (i) December 1, 2019 and (ii) the date on which Sublessee occupies the Phase 2 Expansion Space, and shall be coterminous with the Sublease Term.

(b)                                 Commencing on the Phase 2 Expansion Space Commencement Date, and not later than the first (1st) day of each month thereafter, Sublessee shall pay base rent for the Phase 2 Expansion Space in the amount of Twenty-Seven Thousand Nine Hundred Eighty-Nine and 33/100 Dollars ($27,989.33) (“Phase 2 Monthly Base Rent”), and Additional Rent, or pro rata portion thereof as applicable.

(c)                                  From and after the Phase 2 Expansion Space Commencement Date, (i) the Subleased Premises shall include the Phase 2 Expansion Space, (ii) Sublessee’s Share shall increase by 18.77%, and (iii) Sublessee shall pay an additional Two Thousand Seven Hundred Eleven and 47/100 Dollars ($2,711.47) per month or pro rata portion thereof as applicable (being equal monthly installments of an annualized rate of $3.10 per rentable square foot of the Phase 2 Expansion Space) for electrical services provided to the Phase 2 Expansion Space.

1.4.                            Phase 3 Expansion Space.

(a)                                 Sublessee shall have the right to occupy the Phase 3 Expansion Space prior to December 1, 2019.  The term of the sublease of the Phase 3 Expansion Space to Sublessee shall begin (the “Phase 3 Expansion Space Commencement Date”) on the earlier of (i) December 1, 2019 and (ii) the date on which Sublessee occupies the Phase 3 Expansion Space, and shall be coterminous with the Sublease Term.

(b)                                 Commencing on the Phase 3 Expansion Space Commencement Date, and not later than the first (1st) day of each month thereafter, Sublessee shall pay base rent for the Phase 3 Expansion Space in the amount of Ten Thousand Two Hundred Fifty and 67/100 Dollars ($10,250.67) (“Phase 3 Monthly Base Rent”), and Additional Rent, or pro rata portion thereof as applicable.

(c)                                  From and after the Phase 3 Expansion Space Commencement Date, (i) the Subleased Premises shall include the Phase 3 Expansion Space, (ii) Sublessee’s Share shall increase by 13.75%, and (iii) Sublessee shall pay an additional One Thousand Nine Hundred Eighty-Six and 07/100 Dollars ($1,986.07) per month or pro rata portion thereof as applicable (being equal monthly installments of an annualized rate of $3.10 per rentable square foot of the Phase 3 Expansion Space) for electrical services provided to the Phase 3 Expansion Space.

1.5.                            Entirety of Phased Expansion Space.  Upon the occurrence of the Phase 1 Commencement Date, the Phase 2 Commencement Date and the Phase 3 Commencement Date, (a) as used in the Sublease, the “Subleased Premises” shall mean, collectively, the Original Subleased Premises and the Phased Expansion Space, (b) the Monthly Base Rent for the Original Subleased Premises and the Phased Expansion Space shall be, in the aggregate, One Hundred Thirty-Eight Thousand Eight Hundred Eighty and 00/100 Dollars ($138,880.00) per month, (c)

Sublessee’s Share shall be 100%, (iv) Sublessee shall pay, in the aggregate, Fourteen Thousand Four Hundred Forty-Seven and 03/100 ($14,447.03) per month for electrical services provided to the Subleased Premises, and (d) Sublessee shall have exclusive use of the entire Leased Premises under the Prime Lease.

2.                                      Phased Expansion Space Accepted “AS-IS”.

2.1.                            Preparation of Phased Expansion Space.  Prior to the Phase 1 Expansion Space Commencement Date, Sublessor shall, at Sublessor’s sole cost and without reimbursement by Sublessee, remove (collectively the “Sublessor’s Retained Office Furniture”): (a) all shelving and file systems located in the portion of the Phase 3 Expansion Space identified as “Room to remove file storage” on Exhibit A attached to this Amendment, and (b) all un-assembled workstation cubes and parts located within the Phase 3 Expansion Space as of the date of this Amendment.  Any portion of the Sublessor’s Retained Office Furniture which shall remain in the Subleased Premises after the Phase 1 Expansion Space Commencement Date shall be deemed to have been abandoned by Sublessor and either may be retained by Sublessee as Sublessee’s property or may be disposed of in such manner as Sublessee may see fit.  The actual, out-of-pocket costs of removing and disposing of the Sublessor’s Retained Office Furniture incurred by Sublessee shall be paid by Sublessor to Sublessee within thirty (30) days after Sublessor is billed therefor.

2.2.                            FF&E. During the respective terms of the Phased Expansion Space, Sublessee shall have the right to use the furniture, fixtures and equipment listed in Exhibit A attached to the form bill of sale (the “FF&E”) attached to this Sublease as Exhibit B (the “Bill of Sale”), and upon expiration of this Sublease, Sublessee shall remove the FF&E from the Subleased Premises. Upon Sublessee’s request following the respective commencements dates for the Phased Expansion Space, and provided that Sublessee is not then in Default (which condition may be waived by Sublessor) the FF&E shall be deemed transferred by Sublessor to Sublessee, and upon request by Sublessee to Sublessor, Sublessor shall execute and deliver to Sublessee the Bill of Sale evidencing such transfer of ownership of the FF&E.   Sublessor makes no representations, express or implied, as to the condition, usefulness or state of function or repair of the FF&E including without limitation, warranties of fitness or merchantability, it being expressly understood that the FF&E is being transferred to Sublessee “as is, where is”, with all faults.

2.3.                            Phased Expansion Space Accepted “As-Is”.  Sublessor hereby represents and warrants to Sublessee that the Phased Expansion Space and all systems servicing the Phased Expansion Space are in good working order and condition, reasonable wear and tear excepted.  Sublessor shall deliver the Phased Expansion Space broom clean, which such portion of the Subleased Premises shall be accepted by Sublessee on the applicable commencement date in their present condition, “AS-IS,” without any representation or warranty by Sublessor, subject to the state of title on the date of this Amendment, and also subject to all applicable legal requirements and any violation of legal requirements which may exist on the date of this Amendment and further subject to the provisions of Section 2.1 above.  Sublessee has examined and approved the Phased Expansion Space and acknowledges that all improvements and fixtures included in the Phased Expansion Space are in good condition and working order.  Except as provided in Section 2.1 above, Sublessor shall have no obligation to make any improvements to the Phased Expansion Space or provide Sublessee any allowance for so doing (other than as provided generally in Section 3 below).

3.                                      Tenant’s Work and Available Allowance.

From and after the date hereof, (i) the “Improvement Allowance” provided by Sublessor in accordance with Section 2 of Exhibit C to the Work Letter attached to the Sublessee shall be Five Hundred Fifty Nine Thousand Two Hundred Forty and 00/100 Dollars ($559,240.00), and (ii) the “Approved Design Costs” shall mean the architectural, engineering and space planning fees and charges actually paid by Sublessee to third parties, unaffiliated architects, engineers and space planners respecting the preparation of Sublessee’s Plans but not to exceed five percent (5%) of the amount of the Improvement Allowance.  Sublessee may use the Improvement Allowance in accordance with the terms of the Sublease for Improvements in all or any portion of the Original Subleased Premises and the Phased Expansion Space, including but not limited to, Sublessee’s Work.  The Improvement Allowance may be used for any costs and expenses, as provided in the Original Sublease, incurred by Sublessee prior to or following the date hereof.  Sublessee agrees that, notwithstanding anything in the Sublease to the contrary, the requirements of the second sentence of Section 5A of the Prime Lease First Amendment are incorporated into this Sublease as required by Section 5 of the Prime Lessor’s Consent (as defined below).  Notwithstanding any provision in the Sublease to the contrary, Sublessee shall only be required deliver those materials and information required by the Prime Lessor for payment of the “Tenant Allowance” as provided in Section 5 of the Prime Lessor’s Consent.   To the extent permitted by Prime Lessor, Sublessee shall make any requests for payment of the Improvement Allowance directly to Prime Lessor, and Prime Lessor may make payment thereof directly to Sublessee.  Sublessee and Sublessor agree that Sublessee acknowledges that Section 5A provides that Improvement Allowance requests must be made to Prime Lessor not later than September 1, 2019, and accordingly, if Sublessor is making the requests for the “Tenant Allowance” to Prime lessor, then, Sublessee shall make any request to Sublessor not later than August 1, 2019, which request must be in full compliance with Section 5 of the Prime lessor’s Consent.

4.                                      Right of First Offer; Option to Sublease.

Sections 26 and 27 of the Original Sublease are hereby deleted in their entirety and are of no further force or effect.

5.                                      Prime Lessor’s Consent.

5.1.                            Sublease Conditioned Upon Consent.  This sublease of the Phased Expansion Space is subject to, and conditioned upon, Sublessor’s obtaining the written consent of Prime Lessor to this Amendment (the “Prime Lessor’s Consent”).

5.2.                            Delivery of Information.  Sublessee shall promptly deliver to Sublessor any information reasonably required by Prime Lessor (in connection with the Prime Lessor’s Consent) with respect to the nature and operation of Sublessee’s business and/or the financial condition of Sublessee.

5.3.                            Agreements for Benefit of Prime Lessor.  Sublessor and Sublessee hereby agree, for the benefit of Prime Lessor, that neither this Amendment nor the Prime Lessor’s Consent shall:

5.3.1.                              create privity of contract between Prime Lessor and Sublessee;

5.3.2.                              be deemed to amend the Prime Lease in any way (unless Prime Lessor shall have expressly agreed in writing to such amendment); or

5.3.3.                              be construed as a waiver of Prime Lessor’s right to consent to any assignment of the Prime Lease by Sublessor or any further subletting of the Leased Premises.

5.4.                            Fee.  Any fee charged by Prime Lessor in connection with the Prime Lessor’s Consent shall be paid by Sublessor.

5.5.                            Effect of Failure to Obtain Prime Lessor’s Consent.  If the Prime Lessor’s Consent is required under the Prime Lease and Prime Lessor fails to consent to this Amendment within thirty (30) days after the execution and delivery of this Amendment by the parties, either Sublessor or Sublessee may terminate this Amendment by giving written notice to the other at any time thereafter, but before Prime Lessor grants such consent.  Upon such termination, (a) Sublessor will return any prepaid rent to Sublessee, (b) this Amendment will become null and void, and (c) neither party will have any liability or obligation to the other under this Amendment.

6.                                      Brokers.

Sublessor and Sublessee represent and warrant to each other that no broker or finder other than CBRE-NE and CBRE (the “Brokers”), were instrumental in arranging or bringing about this transaction and that there are no claims or rights for commissions, finders’ fees or other compensation (collectively, “compensation”) by any person or entity other than the Brokers.  Sublessor shall be solely responsible for all compensation payable to the Brokers, pursuant to a separate agreement between Sublessor and Brokers.  If any broker or finder asserts a claim for compensation based upon any actual or alleged contact, dealings or communication with Sublessor or Sublessee, then the party through whom such broker or finder makes its claim shall indemnify and hold the other party (the “Indemnified Party”) harmless from and against any and all claims, damages, judgments, suits, liabilities, losses, costs and expenses (including without limitation, reasonable attorneys’ fees and court costs) suffered or incurred by or brought against the Indemnified Party in connection with such claim for compensation.

7.                                      Miscellaneous.

7.1.                            Interpretation of Sublease.  The headings and captions in this Amendment are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this Amendment or any of its provisions.  Where the context so requires, the use of the singular shall include the plural and vice versa and the use of the masculine shall include the feminine and the neuter.

7.2.                            Governing Law; Jurisdiction and Venue.  This Amendment and the Sublease shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

7.3.                            No Recording.  Neither this Amendment nor any memorandum or short form thereof may be recorded by Sublessee.

7.4.                            Survival.  Any covenants set forth in this Amendment which, by their nature, would reasonably be expected to be performed after the expiration or earlier termination of this Amendment, shall survive the expiration or earlier termination of this Amendment.

7.5.                            Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

7.6.                            Transmission of Sublease by Facsimile or PDF.  The transmission of a signed counterpart of this Amendment by facsimile or by portable document file (“PDF”) shall have the same force and effect as delivery of an original signed counterpart of this Amendment, and shall constitute valid and effective delivery for all purposes.  If either party delivers a signed counterpart of this Amendment by transmission of a facsimile or PDF, it shall also send promptly thereafter by overnight courier or personal delivery a signed original counterpart of this Amendment to the other party, but failure to do so shall not render this Amendment void or voidable by either party.

7.7.                            Binding Effect; Assignment.  Subject to Article 7 of the Original Sublease, this Amendment shall be binding upon, and inure to the benefit of, the parties to this Amendment and their respective successors and assigns.

7.8.                            Entire Agreement; Requirement for Writing.

7.8.1.                              This Amendment contains the final and entire agreement of Sublessor and Sublessee and are intended to be an integration of all prior negotiations and understandings with respect to the subject matter hereof.  Neither Sublessor nor Sublessee shall be bound by any covenants, agreements, statements, representations or warranties, oral or written, not contained in this Amendment with respect to the subject matter hereof.

7.8.2.                              No change or modification to this Amendment shall be valid unless the same is in writing and signed by the parties to this Amendment.

7.8.3.                              No waiver of any of the provisions of this Amendment shall be valid unless the same is in writing and is signed by the party against which it is sought to be enforced.

7.9.                            Severability.  If any provision of this Amendment, or the application thereof to any person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Amendment and such provisions as applied to other persons, places and circumstances shall remain in full force and effect.

7.10.                     Time of Essence.  Time is of the essence of each and every provision of this Amendment of which time is an element.

7.11.                     Drafts not an Offer to Enter into a Legally Binding Contract. The submission of a draft of this Amendment by one party to another is not intended by either party to be an offer to enter into a legally binding contract.  The parties shall be legally bound pursuant to the terms of this Amendment only if and when Sublessor and Sublessee have fully executed and delivered to each other a counterpart of this Amendment.

7.12.                     Full Force and Effect.  As modified by this Amendment the Sublease is in full force and effect.

IN WITNESS WHEREOF, Sublessor and Sublessee have duly executed this Amendment as of the day and year first above written.

SUBLESSOR:

SHIRE HUMAN GENETIC THERAPIES, INC.

By:	/s/ Michael Connor
Name:	Michael Connor
Title:	Global Head of Real Estate

SUBLESSEE:

KINIKSA PHARMACEUTICALS CORP.

By:	/s/ Thomas Beetham
Name:	Thomas Beetham
Title:	Executive Vice President

Exhibit A

Phased Expansion Space

2nd Floor

= Phase 1 (initial 2nd floor)

= Phase 2 (expansion 2nd floor)

= current lab space

= Phase 3 (1st floor expansion space)

1st Floor

Room to remove file storage

11

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EXHIBIT B

BILL OF SALE

THIS SPECIAL WARRANTY BILL OF SALE (“Bill of Sale”) is effective as of                , 201  , by SHIRE HUMAN GENETIC THERAPIES, INC., a Delaware limited liability company (“Seller”) in favor KINIKSA PHARMACEUTICALS CORP., a            corporation (“Buyer”).

BACKGROUND

WHEREAS, Seller has agreed to sell to Buyer and Buyer has agreed to purchase from Seller, all of Seller’s right, title and interest in and to all furniture, equipment and other personal property owned by Seller (the “FF&E”) located at 100 Hayden Avenue, Lexington, Massachusetts, and listed in Exhibit A attached hereto and made a part hereof (“Subleased Premises”).

NOW, THEREFORE, for and in consideration of $1.00 and other good and valuable consideration, the receipt of which shall be a condition to the effectiveness of the following grant and conveyance, Seller does hereby grant, convey, transfer, bargain, sell, deliver and set over, all of Seller’s right, title and interest in and to the FF&E owned by Seller located at the Subleased Premises to Buyer, its successors and assigns.

Seller hereby warrants that Seller has the authority to transfer its interest in the FF&E and that Seller has good and marketable title to the FF&E, free and clear of all liens, claims, encumbrances and rights of other and that it will warrant and defend such title forever against all claims and demands whatsoever resulting from claims occurring prior to the effective date hereof.

Seller makes no representations, express or implied, as to the condition, usefulness or state of function or repair of the FF&E including without limitation, warranties of fitness or merchantability, it being expressly understood that the FF&E is being sold to Buyer “As is, Where is”, with all faults.

IN WITNESS WHEREOF, Seller has executed this Bill of Sale on the day and year first written above.

SHIRE HUMAN GENETIC THERAPIES, INC.

By:
Name:
Title:

EXHIBIT A TO BILL OF SALE

FF&E Inventory

In addition to the foregoing, the FF&E shall include all furniture, fixtures and equipment physically located in the Subleased Premises as of the date of this Amendment, excluding all of Sublessor’s Retained Office Furniture, as defined in the Third Amendment to Sublease Agreement, effective as of November 7, 2018, by and between Seller and Buyer.